EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into this Registration Statement on Form S-8 related to the American Ecology Corporation 2008 Stock Option Incentive Plan of our report dated February 25, 2009, relating to the financial statements and the effectiveness of internal controls over financial reporting, appearing in the Company’s Annual Report on Form 10-K of American Ecology Corporation for the year ended December 31, 2008.

/s/ Moss Adams LLP
Moss Adams LLP

Portland, Oregon
February 26, 2009